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Contact:  Jerome I. Feldman                         John C. McAuliffe
          National Patent Development Corp.         General Physics Corp.
          Chief Executive Officer & President       Chief Operating Officer
          (212) 230-9508                            (410) 290-2708


                  NATIONAL PATENT AND GENERAL PHYSICS
               ANNOUNCE AGREEMENT TO RESOLVE LITIGATION
               AND MAILING OF JOINT PROXY MATERIALS FOR
            SPECIAL MEETING TO BE HELD ON JANUARY 23, 1997

FOR IMMEDIATE RELEASE

         New York, New York, December 20, 1996......National Patent Development
Corporation (ASE:NPD) and General Physics Corporation (NYSE:GPH) announced that they had reached an agreement with the plaintiff to settle the pending litigation and also announced that the Joint Proxy Statement/Prospectus relating to the proposed merger of a subsidiary of National Patent with General Physics was mailed to their stockholders today. The Special Meeting of stockholders for both National Patent and General Physics to consider the proposed merger will be held on January 23, 1997 in Columbia, Maryland.

         On September 27, 1996, General Physics, all of the directors of General Physics and National Patent were named as defendants in a complaint filed in the Court of Chancery of the State of Delaware. The complaint was brought by an alleged stockholder of General Physics, individually and purportedly as a class action on behalf of all other stockholders of General Physics, and alleges, among other things, purported breaches of fiduciary duty by the certain directors who are also directors of National Patent, and purported breaches of fiduciary duty by National Patent, as an alleged majority and controlling stockholder, arising primarily from the proposed merger with General Physics.

         The Memorandum of Understanding entered into with the plaintiff provides that National Patent and General Physics would increase the exchange ratio of each outstanding share of General Physics Common Stock acquired in exchange for National Patent Common Stock in the proposed merger from .53 to
 .54. In addition, the "collar" was changed from a range of $9.336 to $9.914 to a range of $9.259 to $10.00; the effect
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of the increase in the exchange ratio and the change in the collar is that holders of General Physics Common Stock will receive an amount in value of National Patent Common Stock in the range of between $5.00 and $5.40 (rather than $4.95 and $5.25), as long as the average market price of National Patent Common Stock is within the collar during the ten consecutive trading days preceding January 16, 1997. National Patent, General Physics and GPX
Acquisition, Inc., a wholly-owned subsidiary of National Patent, have entered into an amendment to the Agreement and Plan of Merger, dated as of November 19, 1996, to reflect the foregoing changes to the proposed merger. The settlement is subject to, among other things, completion of discovery to confirm that the settlement is fair and reasonable and is in the best interest of General
Physics' stockholders and approval of the Delaware Court of Chancery.

         National Patent is a publicly traded company with established core operating businesses, investments and emerging technologies.

         General Physics Corporation is a publicly traded company which provides engineering, environmental, training, analytical, and technical support services to commercial nuclear and fossil power utilities, U.S. Departments of Defense and Energy, Fortune 500 companies, and other commercial and governmental customers.

         The offering by National Patent of National Patent Common Stock will be made only by means of a prospectus.


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